Consent of Independent Auditors




We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated February 8, 2001 with respect to the financial statements of American Centurion Life Assurance Company and to the use of our report dated March 23, 2001 with respect to the financial statements of ACL Variable Annuity Account 1 (comprised of subaccounts DSI, DCR, DMS, DIE, DMG, DAG, DGR, DVL, DII, DSG, DWG, and DVC), included in Post-Effective Amendment No. 6 to the Registration Statement (Form N-4, No. 333-00041) and related Prospectus for the registration of the ACL Privileged Assets Select Annuity Certificates to be offered by American Centurion Life Assurance Company.






/s/  Ernst & Young LLP
Minneapolis, Minnesota
April 23, 2000